UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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i3 Verticals, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of stockholders of i3 Verticals, Inc. (the “Company”) will be held at the headquarters of the Company at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, on Friday, March 1, 2019, at 10:00 a.m., Central Time, for the following purposes:

1.To elect as directors the eight nominees named in the attached proxy statement, each for a term of one year and until his or her successor is elected and qualified;
2.To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019; and
3.To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only record holders of our Class A common stock and Class B common stock at the close of business on Friday, January 18, 2019 are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the record holders will be available at our headquarters, during ordinary business hours, for ten days prior to the meeting.

You are requested to vote on these proposals whether or not you plan to attend the annual meeting. If you do not attend and vote, you can vote in one of three ways: (i) complete, sign and date the enclosed proxy card and return it promptly; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.

By Order of the Board of Directors,

Paul Maple
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on March 1, 2019:

The proxy statement, the form of proxy card and the 2018 annual report are available at www.proxyvote.com.

ANNUAL MEETING OF STOCKHOLDERS
OF
i3 VERTICALS, INC.
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
OF
i3 VERTICALS, INC.
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215
PROXY STATEMENT
January 25, 2019
This Proxy Statement, the form of proxy card and the 2018 Annual Report to Stockholders (with Form 10-K for the year ended September 30, 2018) of i3 Verticals, Inc. (the “Company”) are being made available to holders (the “stockholders”) of our Class A common stock and Class B common stock (collectively, “Common Stock”), beginning on or about January 25, 2019. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement provides you with information on these matters to assist you in voting your shares.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to the Annual Meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.

INFORMATION ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Friday, March 1, 2019 at 10:00 a.m., Central Time, at the Company’s headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215.

What are the proposals and the Board’s recommendations on how I should vote my shares?

Proposal	Board Voting Recommendation
1. Election of eight directors	FOR each nominee
2. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending September 30, 2019.	FOR
What are the admission requirements?

In order to be admitted to and participate in the Annual Meeting, you may be asked to present a valid government-issued photo identification (e.g., a driver’s license or passport) and proof of ownership of the Company’s Common Stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee. The use of recording devices is strictly prohibited.
VOTING AND OTHER INFORMATION
What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are designating the Chief Financial Officer or the Secretary of the Company as your proxy with the authority to vote your shares of Common Stock in the manner that you indicate on your proxy card.
What vote is required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
1. Election of eight directors	The plurality of the votes cast. This means that the eight nominees receiving the highest number of FOR votes will be elected as directors.	No
2. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending September 30, 2019.	The affirmative vote of the holders of a majority in voting power of the shares of Common Stock of the Company which are present in person or by proxy and entitled to vote on the proposal.	Yes
With respect to Proposal 1, you may vote FOR a director nominee or you may WITHHOLD your vote for a director nominee. Withheld votes will be treated as present at the Annual Meeting for purposes of establishing a quorum for the meeting and for purposes of the vote on the particular matter. A withheld vote will have no effect on Proposal 1.
With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares of Common Stock in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote on and sign each proxy card you receive. If your shares of Common

Stock are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive voting instructions from your broker, bank, trustee or other nominee regarding how you may vote such shares.
Who is qualified to vote?
You are qualified to receive notice of, and to vote on, the matters described in this Proxy Statement if you owned shares of Common Stock at the close of business on our record date of Friday, January 18, 2019.
How many shares of Common Stock may vote at the Annual Meeting?
As of January 18, 2019, there were 9,160,720 shares of Class A common stock and 17,149,570 shares of Class B common stock outstanding and entitled to vote. Each share of our Class A common stock and Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders.
What is the difference between a “stockholder of record” and a “street name” holder?
These terms describe how shares of Common Stock are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
If you are a stockholder of record, you can vote by mailing in the enclosed proxy card or you can use one of the alternatives below:
To vote by telephone: 1-800-690-6903
To vote by Internet: www.proxyvote.com
Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16-digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the Internet, there is no need for you to mail back your proxy card.
If you hold your shares in street name, your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.
Can I vote my shares in person at the Annual Meeting?
If you are a stockholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in street name, you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Annual Meeting.
How would my shares be voted if I do not specify how they should be voted?
If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the Chief Financial Officer or the Secretary of the Company will vote your shares in accordance with the Board’s recommendations for the Proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.
If you are a street name holder and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (Proposal 2) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only Proposal 2 if you fail to provide voting instructions.
On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1) will be considered a “non-routine”

matter. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to Proposal 1, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote your shares on that proposal. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.
How many votes must be present to hold the Annual Meeting?
The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.
How are abstentions, votes withheld and broker non-votes treated?
A “vote withheld,” in the case of the election of directors (Proposal 1), or an “abstention,” in the case of the proposal for the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (Proposal 2), represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are deemed to be “present” at the Annual Meeting and are counted for quorum purposes. Votes withheld have no effect on Proposal 1. Abstentions have the same effect as a vote against Proposal 2. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any matter other than Proposal 2.
Can I change my vote?
If you are a stockholder of record, you may revoke your proxy by doing one of the following:

•By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Annual Meeting, stating that you revoke your proxy;

•By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;

•By submitting another vote by telephone or over the Internet; or

•By attending the Annual Meeting and voting your shares in person before your proxy is exercised at the Annual Meeting.

If you hold your shares in street name, your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.
Who will count the votes?
Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Annual Meeting.
Who pays the cost of proxy solicitation?
The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. In addition, certain of our directors, officers, and employees may aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?
No. As stated above, in addition to mailing these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.
If you have any further questions about voting your shares or attending the Annual Meeting, including information regarding directions to the Annual Meeting, please call our General Counsel and Secretary, Paul Maple, at (615) 465-4487.

CORPORATE GOVERNANCE
How is the Board of Directors organized?
Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our Board of Directors currently consists of eight directors.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•our Board of Directors is not classified, with each of our directors subject to re-election annually;
•a majority of our directors satisfy the independence rules of the Nasdaq Stock Market LLC (“Nasdaq”);
•generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;
•we comply with the requirements of the Nasdaq marketplace rules; and
•we do not have a stockholder rights plan.
How is the independence of the Board of Directors determined?
Pursuant to the Company’s Corporate Governance Guidelines (“Governance Guidelines”) and Nasdaq marketplace rules, there must be at least a majority of independent directors on the Board, each of whom must meet the independence requirements of the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules of Nasdaq. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against these independence requirements, provisions and rules. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations for which our directors serve as directors or with respect to which our directors are otherwise affiliated, and considers whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities.
The Board determined that five of our non-employee directors satisfied all of the independence standards set forth in the Governance Guidelines (including the specific standards applicable to members of our Compensation Committee and our Audit Committee, except with respect to Mr. Wilds as noted below) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of the following non-employee directors are independent under the Governance Guidelines and the applicable rules of Nasdaq and the SEC:

Elizabeth Seigenthaler Courtney
John Harrison
Timothy McKenna
David Morgan
David Wilds
Do the independent members of the Board of Directors meet in separate sessions?
The independent members of our Board meet regularly in executive sessions, typically at each regularly scheduled Board meeting, and otherwise as needed. The Lead Independent Director of the Board, Mr. Wilds, presides at executive sessions.
What is the leadership structure of the Board of Directors?
The Board regularly considers the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the roles should be separated. In addition, our Governance Guidelines provide that one of our independent directors should serve as a lead independent director at any time when our Chief Executive Officer serves as the Chairman of our Board of Directors, or if the Chairman is employed by the Company. Currently Gregory Daily serves as both the Chairman of the Board and as our Chief Executive Officer. Because Mr. Daily is our Chairman and is not an “independent director” as defined by the Nasdaq marketplace rules, our Board has appointed Mr. Wilds as Lead Independent Director to preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform additional duties as our Board of Directors may otherwise determine or delegate from time to time. The Board believes that Mr. Wilds’ experience as a public company director, private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings, make him well qualified to serve as the Lead Independent Director of the Board.
The Board believes that this leadership structure, coupled with strong independent director leadership, is the most effective and appropriate leadership model for the Company at this time. The Board believes the combined Chairman and Chief Executive Officer structure promotes decisive leadership, ensures clear accountability and enhances our ability to communicate with a single and consistent voice to stockholders, employees and other stakeholders. At present, the Board believes that this leadership structure, along with (i) the principles and practices described in our Governance Guidelines which, among other things, provide that non-employee directors shall meet at regular executive sessions; (ii) appropriate charters of both the Audit Committee and Compensation Committee; (iii) annual evaluation of the Chief Executive Officer by the independent directors; and (iv) oversight of the Chief Executive Officer’s compensation by the Compensation Committee, a committee composed entirely of independent directors that is advised by an independent compensation consultant, effectively maintains independent oversight of management while maintaining practical efficiency and flexibility.
How does the Board of Directors oversee risk?
One of the key functions of the Board of Directors is to provide informed oversight of our risk management process. The Board administers this oversight function directly, with support from its two standing committees, the Audit Committee and the Compensation Committee, each of which addresses risks specific to its respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including creating guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.
What are the standing committees of the Board of Directors?
Our Board of Directors has two standing committees: Audit and Compensation. Each committee operates under a charter approved by our Board of Directors. A copy of each charter is posted on the “Investors — Corporate Governance” section of our website, www.i3verticals.com. Information contained on our website is not a part of this proxy statement and the inclusion of our website address in this proxy statement is an inactive textual reference only.
Audit Committee. Our Audit Committee is composed of Messrs. Morgan, Harrison and Wilds. Mr. Morgan serves as the chair of our Audit Committee. Pursuant to the Audit Committee Charter, the functions of the Audit Committee include, among other things:
•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;
•reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and other matters;
•preparing the report of the Audit Committee that the SEC requires in our annual proxy statement;
•overseeing risks associated with financial matters such as accounting, internal controls over financial reporting and financial policies;
•reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics; and
•reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Our Board of Directors has affirmatively determined that each of Messrs. Morgan and Harrison are independent within the meaning of Rule 10A-3 under the Exchange Act. Our Board of Directors has not determined that Mr. Wilds meets the independence requirements of Rule 10A-3 under the Exchange Act as a result of his position as managing partner at First Avenue Partners, a significant shareholder. We are relying on the independence phase-in rules for newly listed companies and plan to have three directors on our Audit Committee who satisfy the Rule 10A-3 independence requirements within one year of listing. We believe that our reliance on this phase-in rule does not materially adversely affect the ability of our Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3.
Our Board of Directors has determined that Mr. Morgan qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. In making its determination that Mr. Morgan qualifies as an “audit committee financial expert,” our Board of Directors has considered the formal education and nature and scope of Mr. Morgan’s previous experience, coupled with past and present service on various audit committees. Both our independent registered public accounting firm and management personnel periodically meet privately with our Audit Committee.
Compensation Committee. Our Compensation Committee is composed of Mr. McKenna and Ms. Courtney, with Mr. McKenna serving as chair of the Compensation Committee. Pursuant to the Compensation Committee Charter, the functions of the Compensation Committee include, among other things:
•reviewing and recommending to our Board of Directors the compensation and other terms of employment of our executive officers;
•reviewing and recommending to our Board of Directors performance goals and objectives relevant to the compensation of our executive officers;
•evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•evaluating and recommending to our Board of Directors the type and amount of compensation to be paid or awarded to Board members;
•administering our equity incentive plans;
•reviewing and recommending to our Board of Directors policies with respect to incentive compensation and equity compensation arrangements;
•reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•evaluating and overseeing risks associated with compensation policies and practices;
•reviewing and recommending to our Board of Directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers and other members of senior management;
•preparing the report of the Compensation Committee that the SEC requires in our annual proxy statement (as applicable);
•reviewing the adequacy of its charter on an annual basis; and
•reviewing and evaluating, at least annually, the performance of the Compensation Committee, including compliance of the Compensation Committee with its charter.
Pursuant to its charter, the Compensation Committee has the sole authority to engage its own executive compensation consultants and legal advisors. Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) has served as the independent executive compensation consultant to the Compensation Committee of i3 Verticals, Inc. since April 2018, and previously served as the executive compensation consultant of i3 Verticals, LLC from February 2018 to April 2018. The Compensation Committee has assessed F.W. Cook & Co.’s independence pursuant to the independence factors set forth for compensation consultants in the Nasdaq listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.
How many times did the Board of Directors and its committees meet in fiscal year 2018 following the Company’s formation? What was the attendance by the members?
Following i3 Verticals, Inc.’s formation in January 2018 through September 30, 2018, the Board of Directors held five meetings, the Audit Committee held two meetings, and the Compensation Committee held two meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he or she served during the period in which he or she served.
We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances, directors will attend. Our upcoming Annual Meeting will be the first annual meeting of stockholders that our Company has held since we became a publicly traded company following the completion of our initial public offering in June 2018 (the “IPO”).
Does the Company have a code of conduct?
Our Board of Directors has adopted a Corporate Code of Conduct that applies to our directors, officers and employees. A current copy of the code is posted on our website, which is located at www.i3verticals.com. Any amendments or waivers to our code of conduct will be disclosed on our internet website promptly following the date of such amendment or waiver.
Where can I obtain a copy of the Company’s Board of Directors’ governance documents?
Copies of the current version of our Governance Guidelines, along with current versions of our Corporate Code of Conduct and Board committee charters are posted on the “Investors — Corporate Governance” section of our internet website at www.i3verticals.com. These items are also available in print to any stockholder who requests them by writing to i3 Verticals, Inc., Investor Relations, at 40 Burton Hills Blvd, Ste. 415, Nashville, Tennessee 37215, Attn: General Counsel & Secretary. In addition, the SEC maintains an Internet site at www.sec.gov that contains our reports, proxy and information statements and other information we file electronically, including the current version of our Amended and Restated Bylaws filed as an exhibit to our Annual Report on Form 10-K.
How are the Company’s directors compensated?
Our Board of Directors has approved a compensation program for non-employee directors as follows:
Equity Compensation. Each non-employee director who was a member of the board of directors of i3 Verticals, LLC prior to the IPO is entitled to receive an annual grant of options to purchase 10,000 shares of Class A common stock pursuant to the i3 Verticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). The first such grant to these non-employee directors was made on June 25, 2018 for fiscal year 2018. Each non-employee director who was not a member of the board of directors of i3 Verticals, LLC prior to the IPO (e.g., Mr. Morgan and Ms. Courtney), received on June 25, 2018, a one-time grant of options to purchase 40,000 shares of Class A common stock pursuant to the 2018 Plan. If and when these options fully vest, Mr. Morgan and Ms. Courtney would each be eligible for annual option grants consistent with non-employee directors who were members of the board of directors of i3 Verticals, LLC prior to the IPO. All of the foregoing option grants are service-based, vest ratably over three years and have an exercise price equal to their fair market value on the date of grant.
Cash Compensation and Expenses. Each non-employee director who was a member of the board of directors of i3 Verticals, LLC prior to the IPO receives no cash compensation in respect of participation on the Board. Each non-employee director who was not a member of the board of directors of i3 Verticals, LLC prior to the IPO (e.g., Mr. Morgan and Ms. Courtney) receives a $30,000 annual cash payment for participation on the Board, paid in quarterly installments. The first quarterly payment for fiscal year 2018 was made following the IPO. The chairpersons of the Audit Committee (Mr. Morgan) and the Compensation Committee (Mr. McKenna) each receives a $10,000 annual cash payment for such role, also paid in quarterly installments. The first such payment for fiscal year 2018 was made following the IPO.
All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.
Management directors do not receive any compensation for their service on the Board.

Non-Employee Director Compensation
The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-employee directors in 2018:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2) (3)	Total Compensation ($)
Elizabeth Seigenthaler Courtney	7,500	165,086	172,586
John Harrison	—	41,272	41,272
Burton Harvey	—	41,272	41,272
Timothy McKenna	2,500	41,272	43,772
David Morgan	10,000	165,086	175,086
David Wilds	—	41,272	41,272
 __________________________

(1)	Messrs. Daily and Whitson have been excluded from this table because their compensation is fully reflected in the Summary Compensation Table for executive officers.
(2)	Amounts reflect the grant-date Black-Scholes value of the stock options granted during 2018, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a discussion of the assumptions used to calculate the value of all option awards made to our non-employee directors, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.
(3)	As of September 30, 2018, the aggregate number of outstanding options to purchase Class A common stock in the Company held by our non-employee directors was as follows: 40,000 for each of Ms. Courtney and Mr. Morgan, and 10,000 for each of Messrs. Harrison, Harvey, McKenna and Wilds.
How are Directors nominated?
We do not have a nominating committee as a majority of the independent directors of the Board of Directors, in accordance with the Nasdaq listing standards, select, and recommend for the Board’s selection, all director candidates. The independent directors recommend candidates for nomination for election or reelection for each annual meeting of stockholders and, as necessary, to fill vacancies and newly created directorships, and evaluate candidates for appointment to and removal from committees. In selecting director candidates, our independent directors assess a candidate’s background, skills and abilities, and whether those characteristics are consistent with the Governance Guidelines and fulfill the needs of the Board. Further, when considering director candidates, our independent directors consider any diversifying factors they deem appropriate, including, among other things, diversity in professional and personal experience, skills, background, race and gender. Consistent with our Governance Guidelines, from time to time, the independent directors of the Board adopt procedures and criteria they consider advisable for the assessment of director candidates, while monitoring the mix of experience, expertise, diversity, skills and availability of time of our directors in order to assure that the Board has the necessary tools to perform its oversight function effectively.
When the need to recruit a director arises, the independent directors of the Board will consult the other directors, including the Chairman of the Board and other members of management and, when deemed appropriate, may utilize fee-paid third-party recruiting firms to identify potential candidates. The independent directors of the Board will consider candidates for election to our Board of Directors who are recommended by stockholders, provided such recommendations are submitted in accordance with the procedures set forth below in “How can I submit a stockholder proposal or nominate a director for the 2020 Annual Meeting of Stockholders?” The independent directors of the Board will conduct the same analysis that they conduct with respect to director nominees or other potential candidates recommended by a Board member, management or other source in order to evaluate any director nominations properly submitted by a stockholder.
Does the Company have limitations regarding service on other boards by the Company’s directors?
Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-employee director of the Company may serve on more than four other public companies’ boards of directors, absent express approval of both the Board and a majority of the independent directors of the Board. In addition, if an Audit Committee member simultaneously serves on the audit committee of two other public companies, the Board must determine whether such simultaneous service impairs the ability of such member to effectively serve on the Company’s Audit Committee and will disclose such determination in the Company’s annual proxy statement.

How can I submit a stockholder proposal or nominate a director for the 2020 Annual Meeting of Stockholders?
If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than September 27, 2019 and be submitted in accordance with applicable rules and regulations. Such proposals must be delivered to i3 Verticals, Inc., 40 Burton Hills Blvd, Suite 415, Nashville, Tennessee 37215, Attn: General Counsel & Secretary.
If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8, or wishes to nominate an individual to serve as a director, such stockholder must comply with the advance notice procedures described in the Company’s Amended and Restated Bylaws.
For the Company’s 2020 Annual Meeting of Stockholders, the Secretary must receive notice of such business or director nomination no earlier than November 2, 2019 and no later December 2, 2019 (or, if the annual meeting is called for a date that is not within thirty (30) days before or more than sixty (60) days after March 1, 2020, the notice must be received no later than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). Stockholder proposals with respect to such business or director nomination must be in proper written form and must meet the detailed disclosure requirements set forth in the Amended and Restated Bylaws of the Company, including a brief description of the business desired to be brought before the meeting (including the text of the proposal, the reasons for the proposal and any material interest in the business of the proposing stockholder and the beneficial owner, if any, on whose behalf the proposal is made) and specific information regarding the stockholder proponents, including Company stock ownership and a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates in connection with such proposal. The Company’s Amended and Restated Bylaws also require that stockholder proposals concerning nomination of directors provide additional disclosure regarding any nominee, including monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and any information that would be required to be disclosed in a proxy statement pursuant to the Exchange Act. If the chairperson of the meeting determines that a proposed nomination or business was not made or proposed in compliance with the procedures set forth in our Amended and Restated Bylaws, our Amended and Restated Bylaws provide that the chairperson has the power to declare that the nomination or business will be disregarded or that such proposed business shall not be transacted.
How may I contact the non-employee members of the Board of Directors?
David Wilds is the Lead Independent Director of the Board of Directors. He and any of the other non-employee directors may be contacted by any stockholder or other interested party in the following manner:
c/o i3 Verticals, Inc.
40 Burton Hills Blvd, Ste. 415
Nashville, Tennessee 37215
Attention: Paul Maple
General Counsel & Secretary
(615) 465-4487
pmaple@i3verticals.com

MEMBERS OF THE BOARD OF DIRECTORS
The eight persons listed in the table below are nominated for election at the Annual Meeting, each to serve as a director for a term of one year and until his or her successor is elected and qualified.

Name	Age	Position
Gregory Daily	59	Chief Executive Officer and Chairman
Clay Whitson	61	Chief Financial Officer and Director
Elizabeth Seigenthaler Courtney	55	Director
John Harrison	61	Director
Burton Harvey	55	Director
Timothy McKenna	65	Director
David Morgan	66	Director
David Wilds	78	Lead Independent Director

Gregory Daily
Chief Executive Officer and Chairman of the Board
Mr. Daily has served as our Chief Executive Officer and Chairman of our Board of Directors since our formation in January 2018 and as the Chief Executive Officer of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since he founded i3 Verticals, LLC (formerly Charge Payment, LLC) in 2012. Before founding i3 Verticals, LLC, Mr. Daily founded iPayment, Inc. (Nasdaq: IPMT) in 2001 and served as its Chairman and Chief Executive Officer until his departure in 2011. In 1984, Mr. Daily co-founded PMT Services, Inc. (Nasdaq: PMT), a credit card processing company, and served as its President until the company was sold in 1998 to NOVA Corporation, where he continued to serve as Vice Chairman of the board of directors until 2001. Mr. Daily holds a Bachelor of Arts from Trevecca Nazarene University. Our Board of Directors has concluded that Mr. Daily’s detailed knowledge of our operations, finances, strategies and industry qualify him to serve as our Chief Executive Officer and as Chairman of our Board of Directors. For information related to a prior bankruptcy case involving Mr. Daily, please see “Certain Legal Proceedings” below.

Clay Whitson
Chief Financial Officer and Director
Mr. Whitson has served as our Chief Financial Officer since our formation in January 2018 and as the Chief Financial Officer and Secretary of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since May 2014. Before joining i3 Verticals, LLC, Mr. Whitson was the Chief Financial Officer at Edo Interactive, a provider of card-linked services, from October 2010 to April 2014. From 2002 to 2010, Mr. Whitson served as Chief Financial Officer and Treasurer of iPayment, Inc. (Nasdaq: IPMT) and as a member of its board of directors from 2002 to 2006. Prior to 2002, he served in a variety of roles, including as Chief Financial Officer for The Corporate Executive Board (Nasdaq: EXBD) from 1998 to 2002, Secretary of The Corporate Executive Board from 1999 to 2002, Treasurer of The Corporate Executive Board from 2000 to 2002 and as Chief Financial Officer and Treasurer of PMT Services, Inc. (Nasdaq: PMT) from 1996 to 1998. Mr. Whitson holds a Bachelor of Arts from Southern Methodist University and a Masters of Business Administration from the University of Virginia Darden School of Business. Our Board of Directors has concluded that Mr. Whitson’s extensive knowledge of our operations, finances, strategies and industry make him well-qualified to serve on our Board of Directors.

Elizabeth Seigenthaler Courtney
Compensation Committee Member
Ms. Courtney has served on our Board of Directors since May 2018. Since March 2015, Ms. Courtney has served as President and Managing Partner of DVL Seigenthaler, a public relations firm and a part of Finn Partners, Inc., a provider of marketing communications services. In 1987, Ms. Courtney joined Seigenthaler Public Relations, Inc., a provider of public relations services, where she served as Chairman and CEO from 2004 to March 2015. Ms. Courtney currently serves on the board of directors of Richards & Richards, Inc., a provider of information management services, and served as chairman of the LocalShares Investment Trust, an investment fund, from May 2013 to September 2017. She currently also serves on the boards of directors of the Nashville Convention and Visitors’ Corporation, the Boys and Girls Clubs of Middle Tennessee, the Ensworth School, Nashville Public Radio and the Tennessee Performing Arts Center. Ms. Courtney holds a B.A. in English and Communications from Boston College. Our Board of Directors has concluded that Ms. Courtney’s communications, corporate governance, and business experience make her well qualified to serve on our Board of Directors.

John Harrison
Audit Committee Member
Mr. Harrison has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since August 2013. Mr. Harrison joined Harbert Management Corporation (“HMC”), an investment fund, in February 2000, where he serves as the Senior Managing Director of the HMC Credit Solutions Team and oversees the daily functions of HMC’s mezzanine investment activities. Mr. Harrison is a member of the Investment Committee of the Harbert European Growth Fund and is a director of HMC. Prior to joining HMC, he served as Vice President of Sirrom Capital Corporation, a business development company, when it was acquired by Finova Group Inc., a private equity firm. Our Board of Directors has concluded that Mr. Harrison’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors. For information related to a proceeding involving a company of which Mr. Harrison served as director, please see “Certain Legal Proceedings” below.

Burton Harvey
Director

Mr. Harvey has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since August 2016. Since January 2012, Mr. Harvey has served as Managing Partner of Capital Alignment Partners. Mr. Harvey began his career at Wachovia Bank, where he served as Vice President from 1988 to 1993. From 1994 to 1996, he worked for Bank of America as Vice President. Mr. Harvey has more than two decades of experience with senior and subordinated debt and private equity capital, including management roles at Sirrom Capital Corporation, a business development company, from 1996 to 2000 and as a Founding Partner at the Morgan Keegan Mezzanine Funds, an investment fund, where he served from 2000 to 2009. He currently serves as a board member of, or maintains visitation rights to, several boards, including Employment Staffing Partners, Inc., an employment staffing company, since 2010; Care Hospice, a provider of hospice services from 2013 to 2017; and Intermountain Drilling Supply Corp., a provider of drilling supplies and drilling products, since 2010. Our Board of Directors has concluded that Mr. Harvey’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors.

Timothy McKenna
Compensation Committee Member
Mr. McKenna has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Prior to his retirement in 2000, Mr. McKenna served as President of Fidelity Capital Markets, the institutional trading arm of Fidelity Investments. Before becoming President of Fidelity Capital Markets in 1996, he spent nine years in various other capacities at Fidelity Capital Markets, including Executive Vice President—Fixed Income. Mr. McKenna’s early career was spent primarily in municipal bond trading and management at the First National Bank of Boston and Kidder, Peabody & Co. During those years, he also served on the boards of the Pacific and Cincinnati Stock Exchanges, as well as the Regional Advisory Committee of the New York Stock Exchange and the National Association of Security Dealers. Our Board of Directors has concluded that Mr. McKenna’s extensive strategic, risk management and organizational leadership experience makes him well qualified to serve on our Board of Directors.

David Morgan
Audit Committee Member
Mr. Morgan has served on our Board of Directors since March 2018. Since June 2015, Mr. Morgan has served as the Chairman and Vice President of LBMC Financial Services, LLC, a provider of financial, human resources and technology services. From 1984 to May 2015, Mr. Morgan worked with Lattimore Black Morgan & Cain, PC (“LBMC”), a certified public accountant and consulting firm, which he co-founded in 1984. At LBMC, he held different roles including the last 25 years as President. Mr. Morgan currently serves as a member of the Finance Committee of the Tennessee Society of Certified Public Accountants, where he has previously served as Chairman of the Finance Committee, President and as a member of the board of directors. Mr. Morgan also previously served on the board of directors of the American Institute of Certified Public Accountants and as the Treasurer and the Finance Committee Chairman of the Nashville Symphony. Mr. Morgan holds a B.S. in Accounting from Tennessee Technological University and is a Certified Public Accountant in the state of Tennessee. Our Board of Directors has concluded that Mr. Morgan’s accounting and financial expertise make him well qualified to serve on our Board of Directors.

David Wilds
Audit Committee Member
Lead Independent Director
Mr. Wilds has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Mr. Wilds is actively involved in managing the private equity investments of First Avenue Partners, a private equity fund that he founded in 1998 and of which he is the managing partner. From 1998 to August 2017, Mr. Wilds served at TFO, LLC, a global investment manager, including as Chief Executive Officer. Mr. Wilds was a principal with Nelson Capital Group from 1995 to 1998, Chairman of the Board of Directors of Cumberland Health Systems, Inc., an operator of hospitals and medical centers, from 1990 to 1995, and a partner at J.C. Bradford & Company, a banking and brokerage firm, from 1969 to 1990, where he was the head of research and institutional equity sales. Mr. Wilds has served as a member of the boards of directors of several public companies, including iPayment, Inc. (Nasdaq: IPMT), Dollar General Corporation (NYSE: DG), Symbion, Inc. (Nasdaq: SMBI), Internet Pictures Corporation (Nasdaq: IPIXQ), and Comdata Holdings Corporation (Nasdaq: CMDT). Mr. Wilds serves or has served on the boards of directors for a number of growth companies, including ILD Telecommunications, Inc., a provider of online back-office support services, and HCCA International, Inc., a healthcare company. Our Board of Directors has concluded that Mr. Wilds’ experience as a public company director, private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve as our Lead Independent Director.
Certain Legal Proceedings
In 2002, Mr. Daily was personally named in a lawsuit in the Superior Court of Los Angeles, California related to a purported contractual relationship between a third party and iPayment, Inc., a company for which he served as its Chairman and Chief Executive Officer until his departure in 2011. Mr. Daily was alleged to have interfered with such contract. In 2009, a jury rendered a $350 million judgment against Mr. Daily in this lawsuit. As a result of this judgment, Mr. Daily filed for personal bankruptcy protection under Chapter 11 of the Bankruptcy Code in May 2009. The claims in the bankruptcy proceeding relating to this judgment were settled through the redemption of Mr. Daily’s ownership in iPayment, Inc. for $118.5 million. Mr. Daily received a full discharge and the final decree was issued in December 2011.
Mr. Harrison has served as a director of HMC since 2004 and may be deemed a control person of HMC. Prior to March 2009, HMC was affiliated with entities that acted as the general partners of funds related to Harbinger Capital Partners LLC (“Harbinger”) managed by Philip Falcone. In June 2012, the SEC filed civil fraud charges against Mr. Falcone and Harbinger related to, among other things, its trading in certain corporate bonds in 2006 to 2008 that the SEC alleged to have been “manipulative” in violation of Section 10(b) of the Exchange Act. The SEC also sought to hold HMC derivatively liable as a “control person” under Section 20(A) of the Exchange Act. Mr. Harrison was not named as an individual defendant in the SEC proceeding. In June 2012, HMC settled with the SEC without admitting or denying liability. In connection with the settlement, HMC agreed to pay a civil fine of $1 million and consented to an injunction restraining future violations of Section 10(b). In August 2013, Mr. Falcone and Harbinger settled with the SEC, resulting in civil penalties and, for Mr. Falcone, restrictions on practicing in the securities industry.
EXECUTIVE OFFICERS
The following sets forth information regarding our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Gregory Daily	59	Chief Executive Officer and Chairman
Clay Whitson	61	Chief Financial Officer and Director
Rick Stanford	57	President
Robert Bertke	50	Chief Technology Officer
Scott Meriwether	36	Senior Vice President — Finance
Paul Maple	45	General Counsel and Secretary
Gregory Daily — The principal occupation and employment experience of Mr. Daily is set forth above under the heading “Members of the Board of Directors.”
Clay Whitson — The principal occupation and employment experience of Mr. Whitson is set forth above under the heading “Members of the Board of Directors.”

Rick Stanford has served as our President since our formation in January 2018, as the President of i3 Verticals, LLC since November 2017 and as the Executive Vice President of i3 Verticals, LLC from January 2013 to October 2017. In his role as our President and in his previous roles with i3 Verticals, LLC, Mr. Stanford is and has been responsible for acquisitions, among other duties. Prior to joining i3 Verticals, LLC, Mr. Stanford was Chief Marketing Officer for Direct Connect, a provider of electronic payment processing solutions, from 2011 to 2012, Senior Vice President of Sales for Sage Payment Solutions, a provider of online and cloud business management services, from 2009 to 2011, Vice President of Verus Financial Management from 2006 to 2009 prior to its acquisition by Sage Payment Solutions, Executive Vice President of Network 1 Financial, Inc. from 1999 to 2006 prior to its acquisition by Verus Financial Management and Vice President of PMT Services, Inc. (Nasdaq: PMT) from 1989 to 1999. Mr. Stanford holds a Bachelor of Science from the University of Memphis.
Robert Bertke has served as our Chief Technology Officer since March 2018 and previously served as Executive Vice President—Information Technology since our formation in January 2018. Mr. Bertke has served as Chief Technology Officer of i3 Verticals, LLC since March 2018 and previously served as Executive Vice President—Information Technology of i3 Verticals, LLC from August 2016 to March 2018. Prior to joining i3 Verticals, LLC, Mr. Bertke held leadership positions as Senior Vice President of Research & Development at Sage Payment Solutions from December 2008 to January 2016, as Group Vice President at SunTrust Bank, Inc. (NYSE: STI) from 2005 to 2008, as Program Manager at Open Business Exchange from 2002 to 2004 and as Managing Consultant/Product Development at American Express Company (NYSE: AXP) from 1996 to 2002. Mr. Bertke holds a Bachelor of Business Administration from Georgia State University.
Scott Meriwether has served as our Senior Vice President of Finance since our formation in January 2018 and as the Senior Vice President of Finance of i3 Verticals, LLC since March 2017 and the Vice President of Finance of i3 Verticals, LLC from April 2014 to February 2017. Prior to joining i3 Verticals, LLC, Mr. Meriwether served as the Vice President of Finance at Metro Medical Supply, Inc., a pharmaceutical and medical supply company, from December 2010 to April 2014, before which he served as the Assistant Treasurer of iPayment, Inc. (Nasdaq: IPMT). Mr. Meriwether’s career began at PricewaterhouseCoopers, LLP where he served as Senior Associate. Mr. Meriwether holds a Bachelor of Arts from the University of Tennessee (Knoxville) and is an inactive Certified Public Accountant in the state of Tennessee.
Paul Maple has served as our General Counsel and Secretary since our formation in January 2018 and as the General Counsel of i3 Verticals, LLC since June 2017. Prior to joining i3 Verticals, LLC, Mr. Maple served as Chief Compliance Officer and Assistant General Counsel at CLARCOR, Inc. (NYSE: CLC), a filtration systems and packaging materials manufacturer, from May 2007 to May 2017. Prior to serving at CLARCOR, Inc., he was a partner at the law firm of Waller Lansden Dortch & Davis, LLP. Mr. Maple holds a Bachelor of Arts from Harding University and a Juris Doctor from the University of Mississippi.
PROPOSAL 1 — ELECTION OF DIRECTORS
Upon the recommendation of a majority of our independent directors, the Board has nominated the eight persons listed below for election to serve as directors, each for a term of one year and until his or her successor is elected and qualified. The nominees for director are:
•Gregory Daily
•Clay Whitson
•Elizabeth Seigenthaler Courtney
•John Harrison
•Burton Harvey
•Timothy McKenna
•David Morgan
•David Wilds
Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one year term to which he or she has been nominated, if elected. If any of the nominees is unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.
Required Vote
Directors are elected by a plurality of the votes cast on the matter in person or represented by a proxy, at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Stockholders may vote FOR a director nominee or may WITHHOLD such stockholder’s vote for a director nominee. A withheld vote will have no effect on the outcome of the election of directors. Broker non-votes will also not be considered to have been voted for any director nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors proposes that the stockholders ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019. A representative of BDO USA, LLP will be present at the Annual Meeting and will be available to respond to appropriate questions submitted by stockholders at the Annual Meeting. BDO USA, LLP will have the opportunity to make a statement if it desires to do so.
Independent Registered Public Accounting Firm Fees
Since our founding in January 2018, fees billed by BDO USA, LLP, which related to the Company’s audit services, audit-related services, tax services and other services, were approved by the Audit Committee of the Company and paid by the Company. Prior to that time, fees billed by BDO USA, LLP, which related to i3 Verticals, LLC’s audit services, audit-related services, tax services and other services, were approved by the Audit Committee of i3 Verticals, LLC and paid by i3 Verticals, LLC. The following table summarizes the aggregate fees billed to i3 Verticals, LLC and the Company by BDO USA, LLP:

	2018	2017
	(in thousands)	(in thousands)
Audit fees (1)	$1,076	$402
Audit-related fees (2)	174	—
Tax fees (3)	—	—
Other fees (4)	—	—
Total	$1,250	$402
__________________________

(1)	Audit fees include (a) the audit of the Company’s financial statements and (b) the reviews of the Company’s unaudited condensed interim financial statements (quarterly financial statements). In 2018, audit fees include work related to the Company’s IPO.
(2)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”
(3)	Tax fees include professional services in connection with tax compliance, planning and advice.
(4)	All other fees include all other fees for services performed by BDO USA, LLP.
The Audit Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services
The Audit Committee is directly responsible for the appointment, retention and termination, compensation (on behalf of the Company) and oversight of the work of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm and must pre-approve all audit and non-audit services to be provided by our independent auditor, other than certain de minimus non-audit services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by BDO USA, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Since our founding in January 2018, our Audit Committee has approved all audit and non-audit services performed for us by our independent registered public accounting firm. Prior to that time, the audit and non-audit services provided to our predecessor, i3 Verticals, LLC, by BDO USA, LLP were approved by the Audit Committee of i3 Verticals, LLC.
Required Vote
The Audit Committee and the Board believe that the continued retention of BDO USA, LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting do not ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.
AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in any such filing.
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of three directors, of which Messrs. Morgan and Harrison are independent as defined by the Nasdaq Stock Market’s Marketplace Rules. The Audit Committee acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and Nasdaq.
Audit Committee Disclosures
With respect to the fiscal year ended September 30, 2018, the Audit Committee hereby reports as follows:
4.The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.
5.The Audit Committee has discussed with its independent registered public accounting firm, BDO USA, LLP, the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees,” as amended.
6.The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.
7.Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the Board of Directors.
The Audit Committee

David Morgan, Chair
John Harrison
David Wilds

EXECUTIVE COMPENSATION
Named Executive Officers
This section discusses the material components of the executive compensation program for our executive officers who are named in the “—Summary Compensation Table” below. We closed our initial public offering in June 2018. For the purposes of this section, we have elected to comply with the scaled executive compensation disclosure requirements applicable to emerging growth companies under SEC rules. For the fiscal year ended September 30, 2018, our “named executive officers” and their positions were as follows:

Executive	Position
Gregory Daily	Chief Executive Officer and Chairman
Clay Whitson	Chief Financial Officer
Rick Stanford	President
Summary Compensation Table
The following table sets forth information regarding the compensation earned by, or paid to, our named executive officers during the fiscal years ended September 30, 2018 and September 30, 2017.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Gregory Daily	2018	11,824	—	—	—	10,522	22,346
Chief Executive Officer	2017	5,711	—	—	—	5,312	11,023

Clay Whitson	2018	206,923	—	—	412,716	9,321	628,960
Chief Financial Officer	2017	200,000	50,000	—	—	9,241	259,241

Rick Stanford	2018	249,692	—	—	412,716	10,522	672,930
President	2017	240,000	60,000	—	—	10,600	310,600
__________________________

(1)	The salary paid to Mr. Daily equals the employee cost of Mr. Daily’s health insurance premium.
(2)
With respect to fiscal year 2017, discretionary cash incentive bonuses paid to Messrs. Whitson and Stanford represent payments made to such executive officers in March 2018 with respect to calendar year 2017 performance.

(3)	Amounts reflect the full grant-date fair value of profits interests, in the form of common units granted during fiscal year 2018 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Upon our IPO, the profits interests were converted into common units in i3 Verticals, LLC, but remained subject to vesting. We provide information regarding the assumptions used to calculate the value of all common unit grants made to executive officers in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018.
(4)	Amounts reflect the grant-date Black-Scholes value of the stock options granted during 2018, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a discussion of the assumptions used to calculate the value of all option awards made to our named executive officers, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018. In connection with the IPO, we granted options to purchase 100,000 shares of Class A common stock to each of Messrs. Whitson and Stanford, which awards vest in equal annual installments over a three-year period.
(5)	Represents health insurance premiums and health savings account matching contributions paid by i3 Verticals, LLC.
Narrative to Summary Compensation Table
Each of our named executive officers was provided with the following material elements of compensation in the year ended September 30, 2018:
Base Salaries
Since i3 Verticals, LLC’s founding in 2012, the compensation program for the named executive officers has reflected that of a privately-held, high-growth company. In this regard, while cash compensation in the form of base salaries has been set generally below market for senior management, since 2012, management has been incentivized through increasing their equity ownership in i3 Verticals, LLC. For example, during fiscal year 2018, Mr. Daily elected to receive only a nominal salary that was equivalent to the employee cost of his health insurance premiums. Prior to the IPO, the salaries for Messrs. Whitson and Stanford had not changed since they joined i3 Verticals, LLC and were equal to $200,000 and $240,000, respectively. Upon completion of the IPO, Mr. Daily’s nominal salary remained unchanged and the salaries for Messrs. Whitson and Stanford increased to $225,000 and $275,000, respectively.
Annual Incentive Awards
Annual bonuses are a key component of our executive compensation strategy. The Compensation Committee retains the right to award bonuses to our executive officers in its sole discretion and sound business judgment, if the committee determines that an executive officer made a significant contribution to the Company’s success and the Company’s performance meets internal goals. Although the Company’s fiscal year ends September 30, the Compensation Committee has historically awarded cash incentive awards following each calendar year. For example, in March 2018 the Compensation Committee awarded discretionary cash bonuses in the amount of $50,000 to Mr. Whitson and $60,000 to Mr. Stanford with respect to calendar year 2017 performance. Historically, the Compensation Committee has decided, in consultation with Mr. Daily, to award no bonus to Mr. Daily due to his considerable ownership share in the Company. No discretionary cash bonuses were awarded to the named executive officers with respect to fiscal year 2018. However, we expect that discretionary equity bonuses will be considered by the Compensation Committee, in its reasonable business judgment and based on its review of the Company’s performance and the performance of each such executive officer during fiscal year 2018, in February 2019. In accordance with SEC rules, the fair value for any such award granted in February 2019 will be reported in the Summary Compensation Table for the fiscal year in which the grant date occurred, even if the award relates to services performed in the prior fiscal year. The annual incentive bonuses (cash or non-cash), if any, awarded to named executive officers are ultimately based on a discretionary performance evaluation conducted by our Compensation Committee and Chief Executive Officer, in consultation with other executive officers. The determination involved an analysis of both (i) the Company’s overall performance, and (ii) the performance of the individual officer and his contributions to the Company.
Beginning with the fiscal year ending September 30, 2019, the Compensation Committee intends to transition its review process so that annual incentive awards (cash or non-cash) are made subsequent to the fiscal year and prior to the date of the proxy statement rather than on calendar year basis.
Equity Compensation
Class P Units Issued Prior to our IPO. Prior to our IPO, certain of our employees, including each of our named executive officers other than Mr. Daily, held profits interests in i3 Verticals, LLC in the form of Class P units (“Class P units”) with various participation thresholds. Upon our IPO, these Class P units were converted into (i) common units in i3 Verticals, LLC, or (ii) Class A common stock of the Company, but remained subject to their original vesting schedules. Some of these vesting schedules provided that the applicable Class P units would accelerate and vest upon a change of control transaction, which occurred at our IPO, while other vesting schedules provided that the underlying Class P units would not accelerate and vest upon a change of control transaction, but would instead vest three years from grant if the grantee is still employed by the Company on the date of vesting. Depending on the respective Class P unit vesting schedule and the number of Class P units held, the grantee received at the IPO fully vested common units or Class A common stock of i3 Verticals, LLC or the Company (as applicable), or restricted (i.e., unvested) common units or Class A common stock of i3 Verticals, LLC or the Company (as applicable). After the reorganization transactions that were consummated in connection with our IPO, and based on the IPO price of $13.00 per share, the Class P units held by each of Messrs. Whitson and Stanford converted to 248,289 and 202,577 common units in i3 Verticals, LLC, respectively, (37,689 of which remain restricted per the applicable vesting schedule for each of Messrs. Whitson and Stanford) and 248,289 and 202,577 Class B voting common shares in i3 Verticals, Inc., respectively.
Stock Options. In connection with our IPO, we adopted the 2018 Plan, pursuant to which we may grant cash and equity-based incentive awards in order to attract, motivate and retain the talent for which we compete. In connection with the IPO, we granted options to purchase 100,000 shares of Class A common stock under the 2018 Plan to each of Messrs. Whitson and Stanford, which awards vest in equal annual installments over a three-year period, provided the recipient is employed by the Company on the applicable vesting date.
Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) savings plan for eligible employees, including our named executive officers. We began providing discretionary matching contributions to 401(k) plan participants on January 1, 2018. We do not maintain a defined benefit pension plan.
Employee Benefits. Eligible employees, including our named executive officers, may participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as eligible employees.

No Tax Gross-Ups. We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.
Employment Agreements. Other than Mr. Whitson’s employment agreement, we currently do not have any employment agreements with our named executive officers. Pursuant to Mr. Whitson’s employment agreement, he receives an annual base salary of $225,000, reviewed annually by the Compensation Committee, and is eligible to participate in standard benefit plans. Mr. Whitson is also eligible to receive an annual performance bonus payment equal to 50% of his base salary for achieving performance criteria established by the Board.
Under Mr. Whitson’s employment agreement, if we terminate his employment without “Cause” or Mr. Whitson terminates his employment for “Good Reason” (as such terms are defined therein), then in addition to any accrued amounts of base salary and bonuses earned but not yet paid, Mr. Whitson is entitled to receive (1) employee and fringe benefits under any and all employee benefit plans, which are from time to time generally made available to the executive employees of i3 Verticals, LLC, for a period of twelve months after the date of termination, (2) a pro-rata portion of his annual bonus payment for the fiscal year in which termination occurs, assuming achievement of any applicable performance objectives, paid in a lump sum within 60 days of Mr. Whitson’s termination, and (3) twelve months of his base salary. If Mr. Whitson’s employment is terminated within six months of a Change in Control (as defined in the agreement), Mr. Whitson is entitled to a lump sum payment equal to one year of his annual base salary at the time of the Change in Control, (2) his annual bonus for the previous year, and (3) one year of benefits which he was receiving at time of the termination.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of September 30, 2018.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Awards		Common Units
					Option Exercise Price ($)	Option Expiration Date	Number of Common Units That Have Not Vested (1) (#)	Market Value of Common Units That Have Not Vested (1) ($)
Gregory Daily	—	—	—	—	—	—	—	—

Clay Whitson	11/29/2016	—	—	—	—	—	9,795 (2)	$225,089
	8/10/2017	—	—	—	—	—	27,894 (3)	$641,004
	6/20/2018	—	100,000 (4)	—	$13.00	6/20/2028	—	—

Rick Stanford	11/29/2016	—	—	—	—	—	9,795 (2)	$225,089
	8/10/2017	—	—	—	—	—	27,894 (3)	$641,004
	6/20/2018	—	100,000 (4)	—	$13.00	6/20/2028	—	—
__________________________

(1)	Certain of our named executive officers held grants of profits interests in i3 Verticals, LLC prior to our IPO. In connection with our IPO, these profits interest grants were converted into common units in i3 Verticals, LLC but remain subject to vesting. There is no public market for the common units but since they may be exchanged for Class A common stock, we have valued the common units based on the value of our Class A common stock as of September 30, 2018.
(2)	All of the common units will cliff vest on November 29, 2019, which is three years from the anniversary of the grant date, subject to the executive officer’s continued employment with the Company.
(3)	All of the common units will cliff vest on August 10, 2020, which is three years from the anniversary of the grant date, subject to the executive officer’s continued employment with the Company.
(4)
Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan. The options vest ratably in three equal annual installments beginning on June 20, 2019, subject to the executive officer’s continued service with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to ownership of our Common Stock by:

•each person known by us to be a beneficial owner of more than 5% of our Common Stock;

•each of our current directors (which includes all nominees);

•each executive officer named in the Summary Compensation Table; and

•all of our current directors and current executive officers as a group.

As described in “Certain Relationships and Related Person Transactions,” each common unit in i3 Verticals, LLC (other than common units we hold) is redeemable from time to time at each holder’s option (subject in certain circumstances to time-based and service-based vesting requirements and limitations) for, at our election, shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the amended and restated i3 Verticals Limited Liability Company Agreement (the “i3 Verticals LLC Agreement”); provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units and an equal number of shares of our Class B common stock. The owners of common units in i3 Verticals, LLC (collectively, the “Continuing Equity Owners”) may exercise such redemption right for as long as their common units remain outstanding. In connection with the IPO, we issued to each of the holders, other than i3 Verticals, Inc., of common units in i3 Verticals, LLC (the “Continuing Equity Owners”) for nominal consideration one share of Class B common stock for each common unit of i3 Verticals, LLC it owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of common units of i3 Verticals, LLC each such Continuing Equity Owner owns.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 9,160,720 shares of Class A common stock and 17,149,570 shares of Class B common stock outstanding as of January 18, 2019. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each common unit, held by such person that are currently exercisable or will become exercisable within 60 days of January 18, 2019, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A Common Stock Beneficially Owned (1)		Shares of Class B Common Stock Beneficially Owned (1)		Combined Voting Power(2)
Name of beneficial owner(3)	Number	Percent	Number	Percent	Percent
5% Stockholders:
First Avenue Partners (4)	3,103,388	11.8%	3,103,388	18.0%	11.8%
Harbert Management (5)	1,759,478	6.7%	1,759,478	10.2%	6.7%
Capital Alignment Partners (6)	1,720,663	6.5%	1,720,663	10.0%	6.5%
T. Rowe Price Associates(7)	1,388,674	5.3%	—	—	5.3%
T. Rowe Price Small-Cap Value Fund, Inc.(8)	909,754	3.5%	—	—	3.5%
Named executive officers and directors:
Gregory Daily (9)	7,232,688	27.5%	7,221,892	42.0%	27.5%
Clay Whitson	301,954	1.1%	298,862	1.7%	1.1%
Rick Stanford	202,577	*	202,577	1.2%	*
Elizabeth Seigenthaler Courtney	—	—	—	—	—
John Harrison (5)	1,759,478	6.7%	1,759,478	10.2%	6.7%
Burton Harvey (6)	1,732,379	6.6%	1,732,379	10.1%	6.6%
Timothy McKenna	38,587	*	38,587	*	*
David Morgan	2,000	*	—	—	*
David Wilds (4)(10)	3,381,863	12.8%	3,381,863	19.7%	12.8%
All directors and executive officers as a group (13 persons)	14,790,632	56.2%	14,765,919	86.1%	56.2%

*Less than one percent
__________________________

(1)	For the reasons described above, in this table, beneficial ownership of common units has been reflected as beneficial ownership of our Class A common stock for which such common units may be exchanged. When a common unit is exchanged by a Continuing Equity Owner who holds our Class B common stock, a corresponding share of Class B common stock will be cancelled.
(2)	Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the amended and restated certificate of incorporation.
(3)	Except as otherwise noted, all shares of Class A common stock shown as beneficially owned represent shares of Class A common stock that may be acquired upon the exchange of common units of i3 Verticals, LLC for shares of Class A common stock on a one-for-one basis.
(4)	Includes (a) 2,618,260 shares of Class A common stock held by First Avenue Partners II, L.P., (b) 468,383 shares of Class A common stock held by First Avenue-ETC Partners, L.P., (c) 16,745 shares of Class A common stock held by Front Street Equities, LLC (together with First Avenue Partners II, L.P. and First Avenue-ETC Partners, L.P., “First Avenue Partners”). Front Street Equities, LLC is the General Partner of First Avenue Partners II, L.P. and First Avenue-ETC Partners, L.P. Mr. Wilds serves as a limited partner and the managing member of First Avenue Partners II, L.P., as the managing member of First Avenue-ETC Partners, L.P., and as the sole member of Front Street Equities, LLC. Decisions regarding the voting or disposition of the shares held by First Avenue Partners are made by Mr. Wilds. The address of First Avenue Partners is 30 Burton Hills Blvd, Ste 550, Nashville, Tennessee.
(5)
Includes (a) 1,759,478 shares of Class A common stock held by HMP III Equity Holdings, LLC. Decisions regarding the voting or disposition of the shares held by the foregoing are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: John Harrison, Rob Bourquin, John Scott, Mike Luce, Sonja Keeton and Trey Ferguson. Each of Mr. Harrison, Mr. Bourquin, Mr. Scott, Mr. Luce, Ms. Keeton and Mr. Ferguson disclaims beneficial ownership of the Class A common stock held by HMP III Equity Holdings, LLC. The address of HMP III Equity Holdings, LLC is 2100 3rd Ave N, Ste 600, Birmingham, Alabama.

(6)	Includes (a) 951,854 shares of Class A common stock held by CCSD II, L.P., (b) 651,719 shares of Class A common stock held by Claritas Capital Specialty Debt Fund, L.P., and (c) 117,090 shares of Class A common stock held by CF i3 Corporation. CCSD GP II, LLC is the general partner of CCSD II, L.P. and CCSD GP LLC is the general partner of Claritas Capital Specialty Debt Fund, L.P. Decisions regarding the voting or disposition of the shares held by the CCSD II, L.P. and Claritas Capital Specialty Debt Fund, L.P. are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: Burton Harvey, Lee Ballew and Mark McManigal. Decisions regarding the voting or disposition of the shares held by the CF i3 Corporation are made by its officers, Mr. Harvey and Mr. Ballew. Each of Mr. Harvey, Mr. Ballew and Mr. McManigal disclaims beneficial ownership of the Class A common stock held by CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and CF i3 Corporation. The address of CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P., CF i3 Corporation, CCSD GP, LLC and CCSD GP II, LLC is 40 Burton Hills Blvd, Ste 250, Nashville, Tennessee.
(7)	Based on information obtained from a Schedule 13G filed on October 31, 2018, T. Rowe Price Associates, Inc. has sole voting power over 349,020 shares Class A common stock and sole dispositive power over all 1,388,674 shares of Class A Common Stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(8)
Based on information obtained from a Schedule 13G filed on October 31, 2018, T. Rowe Price Small-cap Value Fund, Inc. has sole voting power over 909,754 shares Class A common stock. The address of T. Rowe Price Small-cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(9)	Includes (a) 4,678,681 shares of Class A common stock held of record by Greg Daily and Collie Daily, Mr. Daily’s spouse, of which Mr. Daily has shared voting and investment power, (b) 10,796 shares of Class A common stock held of record by Courtney Daily, Mr. Daily’s daughter and (c) 2,543,211 shares of Class A common stock held by Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member. Decisions regarding the voting or disposition of the shares held by the Daily Family Investments, LLC are made by its sole manager, Jeffrey Gould. Each of Mr. Daily and Mr. Gould disclaims beneficial ownership of the Class A common stock held by Daily Family Investments, LLC. The address of Daily Family Investments, LLC is 5353 Hillsboro Pike, Nashville, Tennessee.
(10)	Includes (a) 270,636 shares of Class A common stock held by David Wilds directly and (b) 7,839 shares of Class A common stock held by Lucinda Beveridge, Mr. Wilds’ spouse.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
Effective upon the closing of the IPO, our Board of Directors adopted a written related party transaction policy (the “Related Party Policy”), setting forth the policies and procedures for the review and approval or ratification of related person transactions. The Related Party Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the Audit Committee of our Board of Directors, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or our employment of a related person. In reviewing any such proposed transaction, our Audit Committee is tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.
All related party transactions described in this section occurred prior to adoption of the Related Party Policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy.
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction with a related person since October 1, 2017, and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.
i3 Verticals, LLC Related Party Debt
Mezzanine Notes
In August 2013, i3 Verticals, LLC issued an aggregate of $10.5 million of promissory notes (“Mezzanine Notes”) to an affiliate of Harbert Management Corporation ($5.25 million), in which John Harrison, our director, serves as a senior managing director, and certain affiliates of Capital Alignment Partners ($5.25 million), in which Burton Harvey, our director, is a managing partner. The Mezzanine Notes bore interest at a rate of 12.0%, payable monthly, and the outstanding principal of $10.5 million was payable at maturity on November 29, 2020. In connection with this transaction, the purchasers of the Mezzanine Notes received warrants to purchase 1,423,688 common units of i3 Verticals, LLC at $0.01 per unit. The Mezzanine Notes were secured by substantially all assets of i3 Verticals, LLC in accordance with the terms of a security agreement but were subordinate to our senior secured credit facility. The amount of interest paid from October 1, 2017 to September 30, 2018 with respect to the Mezzanine Notes was $4.2 million, and no principal payments were made during this period. i3 Verticals, LLC used a portion of the proceeds from the IPO to repay the Mezzanine Notes in full.
Junior Subordinated Notes
In February 2014 and July 2014, i3 Verticals, LLC issued notes payable (“Junior Subordinated Notes”) in the total aggregate principal of $17.6 million to unrelated and related creditors. Junior Subordinated Notes payable to related creditors included $4.1 million to Greg Daily, our CEO, and parties affiliated with him, $175,000 to Clay Whitson, our CFO, and $283,000 to Hayes Bryant, a former member of our Board of Directors and our former interim CFO, and parties affiliated with him. The Junior Subordinated Notes accrued interest, payable monthly, at a fixed rate of 10.0% and were to mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest was due. However, the unsecured notes were subordinated to the Mezzanine Notes and the senior secured credit facility, both of which had maturities beyond the Junior Subordinated Notes. For every $1.0 million of Junior Subordinated Notes purchased, the purchasers received warrants to purchase 81,436 common units of i3 Verticals, LLC at $2.095 per unit. The amount of interest paid from October 1, 2017 to September 30, 2018 with respect to the Junior Subordinated Notes was $2.4 million, and no principal payments were made during this period. In June 2016 and July 2017, Mr. Daily converted $1.0 million and $500,000, respectively, of the Junior Subordinated Notes into Class A units in i3 Verticals, LLC, as approved by the Board of Directors of i3 Verticals, LLC and its Class A unitholders.
In connection with the Reorganization Transactions (as defined below), we issued 619,542 shares of our Class A common stock (based on the IPO price of $13.00 per share of Class A common stock) pursuant to a voluntary private note conversion with certain eligible holders of the Junior Subordinated Notes who elected to convert $8.1 million in aggregate indebtedness into Class A common stock. Of this indebtedness, $2.9 million was attributable to the Continuing Equity Owners. i3 Verticals, LLC used a portion of the proceeds from the IPO to repay in full the remaining balance of the Junior Subordinated Notes.
The following table sets forth the Class A common stock beneficially owned and cash proceeds received by our current directors, executive officers and other persons and entities which became holders of 5% or more of our voting securities upon the consummation of the Reorganization Transactions as a result of the repayment of the remaining balance of the Junior Subordinated Notes and voluntary private note conversion as described above (based on the IPO price of $13.00 per share):

Name	Number of Class A Common Stock	Cash Proceeds (in thousands)
Greg Daily (1)	10,796	$2,521
Clay Whitson	3,092	$135
__________________________

(1)	Class A Common Stock and Cash Proceeds related to Mr. Daily resulted from the repayment or conversion of Junior Subordinated Notes held by (a) Greg Daily and Collie Daily, Mr. Daily’s spouse, (b) Courtney Daily, Mr. Daily’s daughter and (c) Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member. See Footnote 9 of “Security Ownership of Certain Beneficial Owners and Management” for further information.

The Reorganization Transactions
In connection with our IPO, we completed the following reorganization transactions (the “Reorganization Transactions”), which included transactions with certain of our directors, executive officers and other persons and entities which were or became holders of 5% or more of our equity securities:
•i3 Verticals, LLC amended and restated its existing i3 Verticals LLC Agreement (see “i3 Verticals LLC Agreement” below) to, among other things, (1) convert all existing Class A units, common units (including common units issued upon the exercise of existing warrants) and Class P units of ownership interest in i3 Verticals, LLC into either Class A voting common units of i3 Verticals, LLC or Class B non-voting common units of i3 Verticals, LLC, and (2) appoint i3 Verticals, Inc. as the sole managing member of i3 Verticals, LLC upon its acquisition of common units in connection with the IPO;

•we amended and restated our certificate of incorporation to provide for, among other things, Class A common stock and Class B common stock;

•i3 Verticals, Inc. and i3 Verticals, LLC consummated a merger among i3 Verticals, LLC, i3 Verticals, Inc. and a newly formed wholly-owned subsidiary of i3 Verticals, Inc. (“MergerSub”) whereby: (1) MergerSub merged with and into i3 Verticals, LLC, with i3 Verticals, LLC as the surviving entity; (2) Class A voting common units of i3 Verticals, LLC converted into newly issued common units in i3 Verticals, LLC together with an equal number of shares of Class B common stock of i3 Verticals, Inc., and (3) Class B non-voting common units of i3 Verticals, LLC converted into Class A common stock of i3 Verticals, Inc. based on a conversion ratio that provided an equitable adjustment to reflect the full value of the Class B non-voting common units;

•we issued shares of our Class A common stock pursuant to a voluntary private conversion of the Junior Subordinated Notes by certain related and unrelated creditors of i3 Verticals, LLC;

•we issued 7,647,500 shares of our Class A common stock to the purchasers in the IPO in exchange for net proceeds of approximately $92.5 million;

•we purchased, with net proceeds from the IPO, 7,264,083 common units directly from i3 Verticals, LLC and 383,417 common units directly from a Continuing Equity Owner; and

•we entered into (1) a registration rights agreement, with certain of the Continuing Equity Owners (see “Registration Rights Agreement” below) and (2) a tax receivable agreement with i3 Verticals, LLC and each of the Continuing Equity Owners (see “Tax Receivable Agreement” below).
Following the completion of the IPO and Reorganization Transactions, the Company became a holding company and its principal asset is the common units in i3 Verticals, LLC that it owns. i3 Verticals, Inc. operates and controls all of i3 Verticals, LLC’s operations and, through i3 Verticals, LLC and its subsidiaries, conducts i3 Verticals, LLC’s business. i3 Verticals, Inc. has a minority economic interest in i3 Verticals, LLC.

As of September 30, 2018, i3 Verticals, Inc. owned 34.6% of the economic interest in i3 Verticals, LLC. As of September 30, 2018, the Continuing Equity Owners owned common units in i3 Verticals, LLC representing approximately 65.4% of the economic interest in i3 Verticals, LLC, shares of Class A common stock in the Company representing approximately 0.9% of the economic interest and voting power in the Company, and shares of Class B common stock in i3 Verticals, Inc., representing approximately 65.4% of the voting power in the Company. The Continuing Equity Owners who own common units in i3 Verticals, LLC may redeem, at each of their options (subject in certain circumstances to time-based vesting requirements), their common units for, at the election of i3 Verticals, LLC, cash or newly-issued shares of the Company’s Class A common stock.
Combining the Class A common stock and Class B common stock, the Continuing Equity Holders hold approximately 66.3% of the economic interest and voting power in i3 Verticals, Inc.
i3 Verticals LLC Agreement
On June 25, 2018, i3 Verticals, LLC amended and restated the i3 Verticals LLC Agreement.
Appointment as Manager. Pursuant to the i3 Verticals LLC Agreement, i3 Verticals, Inc. became a member and the sole manager of i3 Verticals, LLC. As the sole manager, we control all of the day-to-day business affairs and decision-making of i3 Verticals, LLC without the approval of any other member. Through our officers and directors, we are responsible for all operational and administrative decisions of i3 Verticals, LLC and the day-to-day management of i3 Verticals, LLC’s business. Under the i3 Verticals LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of i3 Verticals, LLC except by our resignation, which may be given at any time by written notice to the members.
Appointment as Partnership Representative. We are the “Partnership Representative” with respect to i3 Verticals, LLC. As such, we represent i3 Verticals, LLC in connection with all examinations of its affairs by tax authorities.
Compensation, Fees and Expenses. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by i3 Verticals, LLC for reasonable fees and expenses incurred on behalf of i3 Verticals, LLC, including all expenses associated with any subsequent offering of our Class A common stock, redemptions or exchanges of common units for Class A common stock, being a public company and maintaining our corporate existence.
Distributions. The i3 Verticals LLC Agreement requires “tax distributions” to be made by i3 Verticals, LLC to its members, as that term is used in the agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements. Tax distributions are made on a quarterly basis to each member of i3 Verticals, LLC, including us, based on such member’s allocable share of the taxable income of i3 Verticals, LLC and an assumed tax rate that we determine. For this purpose, i3 Verticals, Inc.’s allocable share of i3 Verticals, LLC’s taxable income shall be net of its share of taxable losses of i3 Verticals, LLC and shall be determined without regard to any Basis Adjustments (as described below under “Tax Receivable Agreement”). The tax rate used to determine tax distributions applies regardless of the actual final tax liability of any such members. Tax distributions are also made only to the extent all distributions from the Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The i3 Verticals LLC Agreement also allows for cash distributions to be made by i3 Verticals, LLC (subject to our sole discretion as the sole manager of i3 Verticals, LLC) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect i3 Verticals, LLC may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements.
Transfer Restrictions. The i3 Verticals LLC Agreement generally does not permit transfers of common units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers we approve in writing, as manager, and other limited exceptions. In the event of a permitted transfer under the i3 Verticals LLC Agreement, the transferring member is required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of common units that the member transferred to such transferee in the permitted transfer.
The i3 Verticals LLC Agreement provides that, if a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock (each, a “Pubco Offer”) is approved by our Board of Directors or otherwise effected or to be effected with the consent or approval of our Board of Directors, each holder of common units of i3 Verticals, LLC shall be permitted to participate in such Pubco Offer by delivering a redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by i3 Verticals, Inc., then i3 Verticals, Inc. is required to use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such common units to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of common units of i3 Verticals, LLC be entitled to receive aggregate consideration for each common unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.
Except for certain exceptions, any transferee of common units must assume, by operation of law or executing a joinder to the i3 Verticals LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the i3 Verticals LLC Agreement even if the transferee is not admitted as a member of i3 Verticals, LLC. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the i3 Verticals LLC Agreement.
Maintenance of One-to-one Ratio between Shares of Class A Common Stock and Common Units Owned by i3 Verticals, Inc. and One-to-one Ratio between Shares of Class B Common Stock and Common Units Owned by the Continuing Equity Owners. In connection with the IPO, we issued to each Continuing Equity Owner for nominal consideration one share of Class B common stock for each common unit of i3 Verticals, LLC that such Continuing Equity Owner owned prior to the IPO. The i3 Verticals LLC Agreement requires i3 Verticals, LLC to take all actions with respect to its common units, including issuances, reclassifications, distributions, divisions or recapitalizations, such that:
1.we at all times maintain a ratio of one common unit we own, directly or indirectly, for each share of Class A common stock we issue, and
2.i3 Verticals, LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock we issue and the number of common units we own and (b) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units owned by the Continuing Equity Owners.
The ratio requirement disregards (1) shares of our Class A common stock under unvested options we issue, (2) treasury stock and (3) preferred stock or other debt or equity securities (including warrants, options or rights) we issue that are convertible into or redeemable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, redemption or exchange thereof, to the equity capital of i3 Verticals, LLC. In addition, the Class A common stock ratio requirement disregards all common units at any time held by any other person, including the Continuing Equity Owners and the holders of any options over common units. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the i3 Verticals LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding common units we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the i3 Verticals LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in i3 Verticals, LLC which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. i3 Verticals, LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the common units that is not accompanied by an identical subdivision or combination of (1) our Class A common stock to maintain at all times a one-to-one ratio between the number of common units we own and the number of outstanding shares of our Class A common stock, or (2) our Class B common stock to maintain at all times a one-to-one ratio between the number of common units owned by the Continuing Equity Owners and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.
Issuance of Common Units upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we issue (as opposed to options issued by i3 Verticals, LLC) or our issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from i3 Verticals, LLC a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons who are not officers or employees of i3 Verticals, LLC or its subsidiaries, we make, or are deemed to have made, a capital contribution in i3 Verticals, LLC equal to the aggregate value of such shares of Class A common stock, and i3 Verticals, LLC issues to us a number of common units equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons who are officers or employees of i3 Verticals, LLC or its subsidiaries, then we are deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we are deemed to have sold directly to i3 Verticals, LLC (or the applicable subsidiary of i3 Verticals, LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of i3 Verticals, LLC or its subsidiaries, on each applicable vesting date (a) we are deemed to have sold to i3 Verticals, LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, (b) i3 Verticals, LLC (or such subsidiary) delivers the shares to the applicable person, and (c) we are deemed to have made a capital contribution in i3 Verticals, LLC equal to the purchase price for such shares in redemption or exchange for an equal number of common units of i3 Verticals, LLC.
Dissolution. The i3 Verticals LLC Agreement provides that the consent of i3 Verticals, Inc. as the managing member of i3 Verticals, LLC and members holding a majority of the voting units is required to voluntarily dissolve i3 Verticals, LLC. In addition to a voluntary dissolution, i3 Verticals, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up i3 Verticals, LLC; (2) second, to pay debts and liabilities owed to creditors of i3 Verticals, LLC, other than members; and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in i3 Verticals, LLC (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).
Confidentiality. We, as manager, and each member agree to maintain the confidentiality of i3 Verticals, LLC’s confidential information. This obligation excludes: (1) information independently obtained or developed by the members; and (2) information that is in the public domain or otherwise disclosed to a member; provided that such information was not obtained in violation of a confidentiality obligation included in the i3 Verticals LLC Agreement or such information was approved for release by written authorization of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of either i3 Verticals, Inc. or i3 Verticals, LLC.
Indemnification. The i3 Verticals LLC Agreement provides for indemnification of the manager, directors and officers of i3 Verticals, LLC and their respective subsidiaries or affiliates.
Common Unit Redemption Right. The i3 Verticals LLC Agreement provides a redemption right to the Continuing Equity Owners that entitles them to have their common units redeemed (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that converted from Class P units in connection with the Reorganization Transactions) for, at the option of i3 Verticals, LLC, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with the exercise of the redemption or exchange of common units (1) the Continuing Equity Owners must surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, which we cancel for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged and (2) all redeeming members surrender common units to i3 Verticals, LLC for cancellation.

Each Continuing Equity Owner’s redemption rights are subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such common units redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist:
1.any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;
2.we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption;
3.we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption;
4.such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure);
5.any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC;
6.there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded;
7.there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption;
8.we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement, as applicable; or
9.the redemption date would occur three business days or less prior to, or during, a black-out period.
Moreover, 353,157 common units held by Continuing Equity Owners received in exchange for unvested profits interests in connection with the Reorganization Transactions remain subject to their existing time-based and service-based vesting requirements. As such, the Continuing Equity Owners who hold these common units are not be able to exercise their redemption rights until the applicable vesting date.
The i3 Verticals LLC Agreement requires that in the case of a redemption by a Continuing Equity Owner, we contribute cash or shares of our Class A common stock, as applicable, to i3 Verticals, LLC in exchange for an amount of newly-issued common units in i3 Verticals, LLC that are issued to us equal to the number of common units redeemed from the Continuing Equity Owner. i3 Verticals, LLC then distributes the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. If a Continuing Equity Owner elects to redeem such owner’s common units, we may, at our option, effect a direct exchange by i3 Verticals, Inc. of cash or our Class A common stock, as applicable, for such common units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of common units that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
Amendments. In addition to certain other requirements, our consent, as manager, and the consent of the holders of a majority of the common units then outstanding and entitled to vote (excluding common units we hold directly or indirectly) is generally required to amend or modify the i3 Verticals LLC Agreement.

Tax Receivable Agreement
We used net proceeds from the IPO to purchase common units of i3 Verticals, LLC directly from i3 Verticals, LLC and some of the Continuing Equity Owners, and we obtained an increase in our share of the tax basis of the assets of i3 Verticals, LLC in connection with this purchase. In addition, we may obtain an increase in our share of the tax basis of the assets of i3 Verticals, LLC in the future, when a Continuing Equity Owner redeems such owner’s common units (or we effect a direct exchange therefor) and such owner thereby receives Class A common stock or cash, as applicable, from us, subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that were converted from Class P units in connection with the Reorganization Transactions. We intend to treat any such exchange as a direct purchase by us of common units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a Continuing Equity Owner to i3 Verticals, LLC for redemption or sold to us upon the exercise of our election to acquire such common units directly (together with the basis increases in connection with the purchase of common units of i3 Verticals, LLC directly from a Continuing Equity Owner in the Reorganization Transactions, the “Basis Adjustments”). Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
On June 25, 2018, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) with i3 Verticals, LLC and each of the Continuing Equity Owners that provides for the payment by us to the Continuing Equity Owners (either directly or indirectly by contributing such payment to i3 Verticals, LLC for remittance to the Continuing Equity Owners) of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize in our tax reporting, as a result of the Reorganization Transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the total reduction in tax payments for us would be approximately $57.8 million over 16 years from the date of the IPO based on the IPO price of $13.00 per share, and assuming all future sales would occur one year after the IPO. Under that scenario, we would be required to pay the Continuing Equity Owners 85% of such amount, or $49.1 million over the 16-year period from the date of the IPO. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and payments under the Tax Receivable Agreement by us, are calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the Tax Receivable Agreement and depend on whether we generate sufficient future taxable income to realize the benefit. i3 Verticals, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, effective for each taxable year in which a redemption or exchange of i3 Verticals, LLC common units for Class A common stock or cash occurs. Such a redemption or exchange would include a deemed exchange, and would include for this purpose the purchase of common units of i3 Verticals, LLC directly from certain Continuing Equity Owners described above. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in i3 Verticals, LLC. If a Continuing Equity Owner transfers common units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such common units. In general, the Continuing Equity Owners’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without (a) our prior written consent, which should not be unreasonably withheld, conditioned or delayed, and (b) such person’s becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Continuing Equity Owner’s interest therein.

The actual Basis Adjustments, as well as any amounts paid to the Continuing Equity Owners under the Tax Receivable Agreement, will vary depending on a number of factors, including:
•the timing of any future redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of i3 Verticals, LLC at the time of each redemption or exchange;
•the price of shares of our Class A common stock when we purchased common units from the Continuing Equity Owners in connection with the IPO and when redemptions or exchanges of common units occur in the future—the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of our Class A common stock at the time of such purchases or future redemptions or exchanges;
•the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and
•the amount and timing of our income—the Tax Receivable Agreement generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If i3 Verticals, Inc. does not have taxable income, we generally are not required (absent a change of control or other circumstances requiring an early termination payment and treating any outstanding common units held by members other than i3 Verticals, Inc. as having been exchanged for Class A common stock for purposes of determining such early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be used to generate tax benefits in future taxable years. The use of any such tax attributes will result in payments under the Tax Receivable Agreement.
For purposes of the Tax Receivable Agreement, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had the Tax Receivable Agreement not been entered into and had there been no tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that for purposes of determining cash savings with respect to state and local income taxes we use an assumed tax rate. There is no maximum term for the Tax Receivable Agreement, although we may terminate the Tax Receivable Agreement under an early termination procedure that requires us to pay the Continuing Equity Owners an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).
Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make (directly or indirectly) to the Continuing Equity Owners could be substantial. Any payments made to the Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to i3 Verticals, LLC. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; provided that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may result in the acceleration of payments due under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our senior secured credit facility or any future debt agreements. Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that a redeeming Continuing Equity Owner receives under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination or other changes of control were to occur, if we fail to make any payment pursuant to the Tax Receivable Agreement when due or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, members of i3 Verticals, LLC would be deemed to exchange any remaining outstanding common units for Class A common stock and would generally be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges. We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of a majority of i3 Verticals, Inc.’s “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the Nasdaq rules).

As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments (directly or indirectly) to the Continuing Equity Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners pursuant to the Tax Receivable Agreement if any tax benefits we initially claim are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments we make to a Continuing Equity Owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits we initially claim may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. The applicable federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that cash payments could be made under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. Although we are not currently aware of any potential challenge, if we subsequently determine that any Basis Adjustments or other tax benefits may be subjected to a reasonable challenge by a taxing authority, we may withhold payments to the Continuing Equity Owners under the Tax Receivable Agreement related to such Basis Adjustments or other tax benefits in an interest-bearing escrow account until such a challenge is no longer possible.
If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the Tax Receivable Agreement, we will place certain subsequent tax benefit payments that would otherwise be made to the Continuing Equity Owners into an interest-bearing escrow account until there is a final determination. We will have full responsibility for, and sole discretion over, all i3 Verticals, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing Equity Owners.
Under the Tax Receivable Agreement, we are required to provide the Continuing Equity Owners with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement for each taxable year with respect to which a payment obligation arises within 90 days after filing our federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the Continuing Equity Owners within three business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate equal to the sum of the highest rate applicable at the time under our senior secured credit facility (or any replacement thereof), plus 200 basis points (or, if there is no senior secured credit facility at such time, LIBOR plus 500 basis points), until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
As of September 30, 2018, there were no tax receivable payments due to any director, executive officer or beneficial owner of more than 5% of our Common Stock under the Tax Receivable Agreement.
Registration Rights Agreement
In connection with our IPO, we entered into a Registration Rights Agreement with certain of the Continuing Equity Owners, including Gregory Daily and certain of his affiliates, entities affiliated with First Avenue Partners, entities affiliated with Harbert Management Corporation, entities affiliated with Capital Alignment Partners and Clay Whitson. The Registration Rights Agreement provides certain parties with “demand” registration rights whereby those parties can require us to register under the Securities Act the offer and sale of shares of Class A common stock issuable to them, at our election, upon redemption or exchange of their common units in i3 Verticals, LLC. The Registration Rights Agreement also provides for customary “piggyback” registration rights for all parties to the agreement. We have agreed to pay certain expenses of the registration rights holders in connection with the exercise of their registration rights, and that we will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act or other federal or state securities laws.

Indemnification Agreements
Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with our executive officers and directors. We also purchased directors’ and officers’ liability insurance.
Agreement with Axia Technologies, LLC
In April 2016, we entered into a purchase agreement to purchase certain assets of Axia Payments, LLC. As part of the purchase, i3 Verticals, LLC entered into a Processing Services Agreement (the “Axia Tech Agreement”) with Axia Technologies, LLC (“Axia Tech”). Under the Axia Tech Agreement, we agreed to provide processing services for certain merchants as designated by Axia Tech from time to time. During the fiscal year ended September 30, 2018, we earned net revenues of $53,328 related to the Axia Tech Agreement. i3 Verticals, LLC, Greg Daily and Clay Whitson own 2.0%, 10.7% and 0.4%, respectively, of the outstanding equity of Axia Tech.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended September 30, 2018, Ms. Courtney and Mr. McKenna served on our Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Compensation Committee.
GENERAL INFORMATION
Equity Compensation Plan Information
Our Class A common stock began trading on Nasdaq on June 21, 2018. Prior to our IPO, our Board of Directors and sole stockholder adopted the 2018 Plan in anticipation of the consummation of our IPO. Also prior to the IPO, our Board of Directors and sole stockholder approved the assumption by i3 Verticals, Inc. of i3 Verticals, LLC’s remaining obligations under the i3 Verticals, LLC Amended and Restated Equity Incentive Plan, including with respect to awards thereunder (after giving effect to the IPO and the Reorganization Transactions). The Board of Directors also approved prior to the IPO the issuances of new equity grants under the 2018 Plan to certain of our executive officers, employees and non-employee directors.
The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of September 30, 2018.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(1)
Equity Compensation plans approved by security holders	2,138,500	$4.17	1,361,500
Equity Compensation plans not approved by security holders	—	—	—
Total	2,138,500	$4.17	1,361,500
__________________________

(1)	Our 2018 Plan provides that the number of shares reserved for issuance thereunder will increase automatically on the first trading day of January each calendar year, beginning with calendar year 2019, in an amount equal to 4% of the outstanding shares of all classes of the Company’s Common Stock on the last trading day in December of the immediately preceding calendar year, unless the Board determines that the increase will be less than 4%. As of January 1, 2019, an additional 1,052,873 shares became available under the 2018 Plan. We will not make any additional awards under the i3 Verticals, LLC Amended and Restated Equity Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers, we believe that during 2018, all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.
Other Business
As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

i3 VERTICALS, INC.
40 BURTON HILLS BOULEVARD
SUITE 415
NASHVILLE, TN 37215

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 02/28/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 02/28/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of eight directors

Nominees

01 Gregory Daily
02 Clay Whitson
03 Elizabeth S. Courtney
04 John Harrison
05 R. Burton Harvey
06 Timothy McKenna
07 David Morgan
08 David Wilds

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000393640_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Proxy Statement is/are available at www.proxyvote.com

i3 VERTICALS, INC.
Annual Meeting of Stockholders
March 1, 2019 10:00 AM Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Paul Maple and Clay Whitson (the "Proxies"), or either of them, to act and serve as a proxy of the stockholders from whom the Board solicited proxies in connection with the Annual Meeting of Stockholders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock, as applicable, of i3 VERTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Central Time on March 1, 2019 at 40 Burton Hills Boulevard, Suite 415, Nashville, Tennessee 37215 or any adjournment, continuation or postponement thereof, and in the discretion on any other matters properly presented for a vote at the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000393640_2 R1.0.1.17